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                   [LETTERHEAD OF W.R. BERKLEY CORPORATION]



FOR IMMEDIATE RELEASE                          CONTACT:  Anthony J. DelTufo
                                                         Senior Vice President
                                                         (203) 629-2880

GREENWICH, CT                                            December 12, 1996

             W.R. BERKLEY CORPORATION TO ISSUE CAPITAL SECURITIES

W.R. Berkley Corporation (Nasdaq: BKLY) today announced that it has arranged for the sale of $210 million of 8.197% Capital Securities to be issued by W.R. Berkley Capital Trust, a statutory business trust sponsored by W.R. Berkley Corporation.

The Capital Securities may be redeemed on or after December 15, 2006. W.R. Berkley Corporation intends to use substantially all of the net proceeds of the offering to redeem its outstanding classes of preferred stock.

The Capital Securities will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

W.R. Berkley Corporation is a holding company which, through its subsidiaries, does business in all segments of the property casualty insurance business. The operating units are grouped for management purposes into five segments according to market served: Regional Property Casualty Insurance, Reinsurance, Specialty Lines of Insurance, Alternative Markets and International.